Exhibit 23

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
ITec Environmental Group, Inc.

We consent to the incorporation by reference in these registration statements (Nos. 333-122459 and 333-106355), on Form S-8 and SB2 of ITec Environmental Group, Inc., of our report dated March 19, 2005, relating to the consolidated balance sheets of ITec Environmental Group, Inc., as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report is included in the December 31, 2004 annual report on Form 10-KSB of ITec Environmental Group, Inc.

/s/ Pohl, McNabola, Berg & Company LLP

Pohl, McNabola, Berg & Company LLP

San Francisco, California
April 12, 2005